Exhibit 10.24

December 13, 2017

PERSONAL AND CONFIDENTIAL

Steve Brink
6525 Fremont Circle
Huntington Beach, CA  92648

Dear Steve,

I am pleased to offer you the position of Chief Financial Officer at Cherokee, Inc. (the “Company”).  I am confident that you will find Cherokee to be an exciting and challenging environment in which to work.  This letter will confirm the most important details of our offer to you.

I.          TITLE

Chief Financial Officer.

II.        RESPONSIBILITIES

You shall have the typical duties, responsibilities, functions and authority associated with the position of Chief Financial Officer, subject to the power and authority of the Company’s Board of Directors.  You will report to Henry Stupp, the Company’s Chief Executive Officer.  You will have responsibility over finance and other functional areas to be determined, which initially shall include IT, HR, IR tax and legal.  Please also refer to the attached schedule.  Except upon the prior written consent of the Company, you will not, during the term of your employment by the Company, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities hereunder or create a conflict of interest with the Company; provided, however, that you may serve on civic or charitable boards or engage in charitable activities without remuneration if doing so is not inconsistent with, or adverse to, your employment hereunder.  In addition, with the prior written consent of the Company’s Chief Executive Officer, you may serve as a member of the board of directors of another entity for remuneration so long as such entity is not a direct competitor of the Company and such service does not materially interfere with your obligations to the Company.

III.        COMPENSATION AND BENEFITS

(a)        Base Salary. In consideration of the services to be rendered, the Company shall pay you a salary at the rate of Four-Hundred-Thousand Dollars ($400,000.00) per year (“Base Salary”).  The Base Salary shall be paid bi-weekly in arrears in accordance with the Company’s regularly established payroll practice.  Your Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted (upward but not downward) in the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

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(b)        Performance Bonus.  For each fiscal year commencing with the fiscal year ending January 31, 2019, you shall be eligible to receive a performance bonus based on level of achievement of the Company’s EBITDA for such fiscal year relative to the EBITDA target included in the budget approved by the Board for such fiscal year (and taking into account any Board approved adjustments to the budgeted EBITDA resulting from any business acquisitions or dispositions consummated during the relevant fiscal year). The amount of the performance bonus shall be $127,500 at 100% achievement, with a minimum bonus of $85,000 at 80% achievement and a maximum bonus of $170,000 at 120% achievement (with linear interpolation between 80% and 120% achievement).  If the Company’s EBITDA for such fiscal year is less than 80% of the EBITDA target included in the budget approved by the Board for such fiscal year (and taking into account any Board approved adjustments to the budgeted EBITDA resulting from any business acquisitions or dispositions consummated during the relevant fiscal year), then you shall not be entitled to any performance bonus. The determination regarding the satisfaction of the criteria for the performance bonus in this Section shall be made by the Compensation Committee of the Board in good faith after reviewing the financial results of the Company for the relevant fiscal year.  Any award payable under this Section shall be paid in accordance with the Company’s regularly established payroll practice within 75 days of the end of the relevant fiscal year.  Notwithstanding the foregoing, if the Company adopts a bonus plan (or amends one or more of its equity plans to include a cash-based component) that is intended to permit the payment of bonuses that qualify as performance-based  compensation  under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Compensation  Committee may determine in its reasonable discretion that the bonuses described in this shall be payable pursuant to such plan and subject to the terms and condition thereof.  Under such circumstances, in the event of any conflict between this Section and the terms and conditions of the applicable bonus or equity plan, the bonus or equity plan shall govern.

(c)        Discretionary Bonus Eligibility.  In addition, the Compensation Committee shall at least annually evaluate your performance in light of factors that such committee deems relevant.  Based on this evaluation, you may be eligible to receive a discretionary bonus award for performance in each fiscal year.  The amount of the discretionary bonus, if any, shall be determined in the sole discretion of the Compensation Committee and shall be paid in accordance with the Company’s regularly established payroll practice no later than 75 days after the end of the relevant fiscal year.

(d)         Guaranteed Bonus.  For the fiscal year ending January 31, 2019, if you continue to be employed by the Company through such date, you shall receive a guaranteed minimum $50,000.00 bonus payable in accordance with the Company’s regularly established payroll practice no later than 75 days after the end of such fiscal year.

(e)        Equity Incentive Awards. Subject to the approval of the Compensation Committee prior to commencement of your employment, as a material inducement to join the Company, you shall be awarded an option to acquire 50,000 shares of the Company’s common stock on terms consistent with the Company’s 2013 Stock Incentive Plan.  The award shall vest in annual one-third

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(1/3) increments over a three-year period commencing with the first day of your employment at the Company.  You shall also be entitled to the future grant of equity incentives at the discretion of the Compensation Committee.

(f)        Business Expenses.  The Company shall reimburse you for all reasonable business expenses incurred by you in the course of performing your duties and responsibilities as Chief Financial Officer which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(g)        Benefits.  In addition to the Base Salary and any annual bonuses or other compensation payable to you as described above, you shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible on terms and conditions no less favorable than offered to such other senior employees. In addition, the Company will pay the annual premiums on your existing life insurance and long term disability insurance policies in an aggregate amount not to exceed $9,000 per year. You will be entitled to paid vacation days and paid holidays in accordance with the normal vacation policy and applicable paid holiday policy of the Company, provided that in no event shall you be entitled to less than fifteen (15) paid vacation days per year.   Under the Company’s existing policies, medical insurance coverage is effective the first day of the month following your first 90 days of employment.  As consideration for your services during such period, you shall receive additional compensation in the amount of $TBD per month for each of the first three months of your employment, which amount is intended to subsidize the costs of insurance that you may incur during that period.

(h)        Indemnification.  The Company agrees that it shall defend, indemnify, and hold you harmless to the fullest extent permitted by applicable law from and against any and all liabilities, costs and claims, and all expenses actually incurred by you in connection therewith by reason of the fact that you are or were employed by the Company, served as an officer of the Company, or otherwise provided services to the Company including, without limitation, all costs and expenses actually and reasonably incurred by you in defense of litigation arising out of your employment hereunder. All amounts payable to you or on your behalf under this subsection (f) shall be paid to you or on your behalf immediately on you incurring such liability.

V.        TERMINATION

(a)        At-Will Termination by the Company.  We look forward to a prosperous and mutually beneficial working relationship with you.  However, your employment with the Company shall be “at will” at all times.  The Company may terminate your employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.  Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.

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(b)        At-Will Termination by CFO.  Similarly, you may terminate your employment with the Company at any time for any reason or no reason at all, upon four weeks’ advance written notice.  During such notice period you shall continue to diligently perform all of your duties hereunder.  The Company shall have the option, in its sole discretion, to make your termination effective at any time prior to the end of such notice period.  Thereafter all obligations of the Company shall cease, except as otherwise provided herein.

(c)        Effect of Termination.  Upon termination of your employment, you shall be deemed to have resigned from all offices and directorships then held with the Company.  Following any termination of employment, you shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. You shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to your employment by the Company. If you are terminated for any reason, then you shall be entitled to receive your Base Salary through the date of termination or expiration, together with any vested retirement or other benefits accrued on or prior to such termination, accrued life, disability insurance benefits and accrued but untaken vacation days and other amounts owing hereunder as of the date of such termination that have not yet been paid, including, but not limited to unreimbursed business expenses.  Any outstanding equity or equity-based awards granted to Executive prior to the date of termination or expiration shall be subject to the terms and conditions of the applicable plan and award agreement and Sections V(d) and V(e) below.

(d)        Severance Benefits.  If you are terminated by the Company for reasons other than for Cause, by Death or by Disability then, in addition to the amounts payable under Section V(c) above, you will receive severance payments according to the schedule below; provided, however, that you will not be entitled to any such severance benefits unless you first execute and deliver (and do not revoke) a release agreement in the form and substance reasonably satisfactory to the Company within forty-five (45) days following your termination of employment.  Severance payments shall commence on the sixtieth (60th) day following your termination of employment and shall be paid in accordance with the Company’s regular payroll practices, or, in the discretion of the Company and subject to Section VI below, in a lump sum.

# of months employed by Company	(# of months of then current base compensation)
0 – 6	9 months
>6	1 year

(e)        Change in Control Benefits. During the term of your employment with the Company, in the event that (i) the Company undergoes a Change in Control

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Event and (ii) within 12 months of the Change in Control Event, your position is eliminated, you are terminated by the Company or its successor for any reason other than Cause, or you terminate your employment for Good Reason, then you shall be entitled to the following benefits (“Change in Control Benefits”):

1.   A lump sum payment in an amount equal to twelve (12) months of your annualized base salary;

2.   A lump sum payment in an amount equal to any guaranteed or earned but unpaid bonus;

3.   A lump sum payment in an amount equal to the costs of the continuation of your health care coverage under COBRA for twelve (12) months; and

4.   Full vesting of all equity held by you at the effective date of the Change in Control Event, with any performance-based equity vesting at target; provided,  however, that any such equity that constitutes a nonqualified deferred compensation arrangement within the meaning of Section 409A (as defined below), will be paid or settled in the earliest date coinciding with or following your termination that does not result in a violation of or penalties under Section 409A.

Notwithstanding the foregoing, you shall not be entitled to any Change in Control Benefits unless you first execute and deliver (and do not revoke) a release agreement in the form and substance reasonably satisfactory to the Company or its successor within forty-five (45) days following your termination of employment.  Change in Control Benefits payments shall be payable on the sixtieth (60th) day following your termination of employment.

VI.        TAXES

(a)        Withholding Taxes.  All amounts paid under this Agreement (including, without limitation, Base Salary) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction or authorized by Executive.

(b)        Compliance with Section 409A.  To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or an exemption or exclusion therefrom and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”) and shall be interpreted accordingly, provided that for the avoidance of doubt, this provision shall not be construed to require a gross-up payment in respect of any taxes, interest or penalties imposed on you as a result of Section 409A.  Any provision that would cause the Agreement or any payment hereof to fail to satisfy Section 409A shall have no force or effect until amended in the least restrictive manner necessary to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.  Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to you, if any, pursuant to this offer letter or otherwise that are

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considered deferred compensation under Section 409A will be paid or otherwise provided until you have had a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to you, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have had a “separation from service” within the meaning of Section 409A.  Each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.   To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following your termination of employment will instead be paid on the first business day after the date that is six (6) months following your termination of employment (or upon your death, if earlier). With respect to expenses eligible for reimbursement or in-kind benefits under the terms of this Agreement, (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year will not affect the expenses eligible for reimbursement or in-kind benefits provided in another taxable year, (ii) any reimbursements or in-kind benefits will be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, (iii) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), and (iv) your right to have the Company pay or provide such reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit, except, in each case, to the extent that the right to reimbursement or in-kind benefits does not provide for a “deferral of compensation” within the meaning of Section 409A.

VII.        DEFINITIONS

(a)        Change in Control”.  For purposes hereof, the term “Change in Control” shall mean (i) any person (other than the Company any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the beneficial owners of voting securities the Company in substantially the same proportions as their ownership of voting securities of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, (ii) during any twelve (12) month period, individuals who, as of the date of this letter, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided,  however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, (iii) a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting

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securities of such entity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company (as applicable) or such surviving entity outstanding immediately after such merger or consolidation; provided,  however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in subsection (i) above) acquires more than fifty percent (50%) of the combined voting power of the Company’s (as applicable) then outstanding securities shall not constitute a Change in Control for purposes of this agreement, or (iv) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of its assets, other than the sale or disposition of all or substantially all of such assets to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale; provided,  further, that notwithstanding the foregoing, to the extent required to avoid payments under this Agreement being subject to any accelerated or additional tax under Section 409A of the Code, a Change in Control shall not be deemed to have occurred under this Agreement unless the transaction or event constituting would also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)).

(b)       “Cause”.  For purposes hereof, the term “Cause” shall mean any of the following: (i) your conviction of, or plea of guilty to, a felony or crime involving moral turpitude; (ii) your personal dishonesty directly affecting the Company; (iii) your willful misconduct or gross negligence; (iv) your breach of a fiduciary duty to the Company; (v) your commission of an act of fraud, embezzlement or misappropriation against the Company; or (vi) your failure to substantially perform your duties as Chief Financial Officer of the Company.

(c)       “Disability”.  For purposes hereof, the term “Disability” shall mean that you are unable to carry out the responsibilities and functions of the position held by you by reason of any physical or mental impairment for more than 120 days in any twelve-month period.  If you suffer from a Disability, then, to the extent permitted by law, the Company may terminate your employment.  The Company shall pay to you all compensation to which you are entitled up through the date of termination, and thereafter all obligations of the Company under this offer letter shall cease.  You will not be entitled to any severance payments.  Nothing in this offer letter shall affect your rights under any disability plan in which you are a participant.

(d)       “Good Reason”.  For purposes hereof, “Good Reason” means (i) a material reduction in your duties or responsibilities without your express written consent, (ii) a material, uncured breach by the Company of its obligations hereunder, and (iii) a relocation of your principal place of work to a facility more than 100 miles from the Company’s current headquarters for a period of more than 180 days; provided, however, that such event will not constitute Good Reason unless: (x) you give notice to the Company specifying the condition or event relied upon for your termination within ninety (90) days of the initial existence of the condition or event constituting Good Reason; and (y) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of the

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Notice of Termination (the “Cure Period”).  If the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, your termination of employment must occur, if at all, within ninety (90) days following the last day of such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

VIII.         MISCELLANEOUS

(a)       Confidentiality; No Solicitation. You acknowledge and agree that in your role as Chief Financial Officer, you shall acquire confidential and proprietary information belonging to the Company.  To preserve and protect this information and the assets of the Company, you agree that during the period of your employment by the Company you will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company, and for the period of your employment by the Company you will not: (i) induce any employee of the Company to leave the employ of the Company; or (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company).  You further agree that, after the date of termination of your employment with the Company, you will not: (i) use or disclose to others the Company’s proprietary information for any purpose at any time; or (ii) engage in any acts of unfair competition, including but not limited to use or disclosure of the Company’s trade secrets for the benefit of or to any competitor; or (iii) for (1) year after the date of termination of your employment by the Company, solicit for hire any associate or key consultant of the Company with whom you became familiar or otherwise gained any knowledge while you were employed by the Company.

(b)        Representations.  You hereby represent and warrant to the Company that, (i) upon the execution and delivery of this agreement by the Company, this agreement shall be the valid and binding obligation of yours, enforceable in accordance with its terms except as previously disclosed in writing to the Company and (ii) your execution, delivery and performance of this agreement do not and shall not conflict with breach, violate or cause a default under (i) any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound. You hereby acknowledge and represent that you have had the opportunity to consult with independent legal counsel regarding your rights and obligations hereunder and that you fully understand the terms and conditions contained herein.

(c)        Entire Agreement; Governing Law; Amendments. This letter contains our entire agreement and understanding regarding the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This agreement shall be governed by and construed in accordance with the laws of the State of California. This letter may be modified only in an express writing signed by you and the Chief Executive Officer of the Company.

START DATE

Your employment is contingent on you executing a Proprietary Information and Inventions Agreement and providing the Company with legal proof of your identity and

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authorization to work in the United States at the time of hire.  This offer is also subject to approval of the Compensation Committee, which I expect will be obtained imminently.

I am enclosing two copies of this letter.  Please sign and return one copy to me and keep the other copy for your files.

We are very excited about you joining the Cherokee team and look forward to your contributions to the growth and success of the Company.

Sincerely,

/s/ Henry Stupp

Cherokee, Inc.
Henry Stupp
Chief Executive Officer

ACCEPTED:

/s/ Steve Brink	Date:	12/13/2017
Steve Brink

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